UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2019

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 SE Water Avenue, Suite 390

Portland, OR 97214

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	EAST	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

The following describe additional financing sources that the Company recently put into place.

Factoring and Security Agreement

Effective December 4, 2019, the Company entered into a Factoring and Security Agreement (the “Factoring Agreement”) with ENGS Commercial Capital, LLC (the “Purchaser”). Under the terms of the Factoring Agreement, the Company may offer for sale, and the Purchaser may purchase, certain accounts receivable of the Company (the “Purchased Accounts”), which are payable directly to the Purchaser, subject to certain repurchase obligations of the Company. The Factoring Agreement provides for a minimum of $500,000 Purchased Accounts and a maximum of $2,000,000 Purchased Accounts. The Company does not anticipate immediately drawing more than the minimum.

In connection with the sale of any Purchased Accounts, the Company is required to pay to the Purchaser certain fees, including discount, servicing, origination and minimum monthly fees. The Company may also be required to repurchase uncollectible Purchased Accounts or Purchased Accounts upon a default for an amount equal to the then-unpaid face amount due on any such accounts. The Company’s obligations under the Factoring Agreement are secured by the Company’s accounts receivable.

The Factoring Agreement has an initial term of one year and automatically renews for successive one-year renewal periods unless terminated pursuant to the terms of the Factoring Agreement. The Company may terminate the Factoring Agreement at any time, subject to an early termination fee.

The foregoing summary of the Factoring Agreement is qualified in its entirety by reference to the Factoring Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, with confidential information redacted.

Secured Line of Credit Promissory Note and Warrant

Effective November 29, 2019, the Company issued to TQLA, LLC, a California limited liability company (“Holder”), a Secured Line of Credit Promissory Note (the “Note”) for a revolving line of credit in the aggregate principal amount of $2,000,000. The Note matures on April 15, 2020 and may be prepaid in whole or in part at any time without penalty or premium. Repayment of the Note is subject to acceleration in the event of an event of default. The Company may use the proceeds to purchase tequila for its Azuñia product line and for general corporate purposes, as approved by the Holder.

The obligations of the Company under the Note are secured by certain inventory of the Company and its subsidiaries and the Company’s membership interests in Craft Canning + Bottling, LLC (“Craft Canning”). In addition, the Note is guaranteed by the Company’s subsidiaries Craft Canning and Big Bottom Distilling, LLC (“Big Bottom Distilling”). The Note and the accompanying guaranty restrict Craft Canning from incurring any new indebtedness, other than trade debt incurred in the ordinary course of business, until the Note is repaid in full. The obligations under the Note are subordinate and junior in right and priority of payment to the Company’s obligations under the Company’s Credit and Security Agreement with the KFK Children’s Trust dated May 10, 2018.

The foregoing summary of the Note is qualified in its entirety by reference to the Note, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

In connection with the issuance of the Note, the Company issued to Holder a Common Stock Purchase Warrant (the “Warrant”), to purchase that number of shares of common stock of the Company par value $0.0001 per share (“Common Stock”) equal to 40% of the aggregate principal amount then outstanding under Note as of the effective date of the Warrant (described below) divided by the lesser of (a) the volume-weighted average closing price in U.S. dollars for the Common Stock of the Company for the twenty (20) consecutive trading days immediately preceding the Effective Date or (b) 90% of the per share price paid by any investor that purchases shares of Common Stock in any equity financing consummated while the Note remains outstanding (such price, the “Warrant Issuance Price”) rounded down to the nearest whole number of shares. The Warrant becomes effective and exercisable only if Company fails to pay the entire amount of outstanding principal and any remaining accrued interest on the Note in full on or prior to April 15, 2010. The exercise price of the Warrant is the equal to the Warrant Issuance Price. The Holder is not entitled to exercise the Warrant if the issuance of shares should require the Company to hold a vote of its stockholders pursuant to the Nasdaq Listing Rules.

The foregoing summary of the Warrant is qualified in its entirety by reference to the Warrant, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Stephanie Kilkenny, a director of the Company, owns and controls TQLA, LLC with her spouse. The Company’s Audit Committee approved the transaction.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Note and the Factoring Agreement set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 3.02. Unregistered Sales of Equity Securities.

The information regarding the issuance of a Warrant set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02 in its entirety

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2019

EASTSIDE DISTILLING, INC.

By:	/s/ Lawrence Firestone
Lawrence Firestone
Chief Executive Officer